KPMG PEAT MARWICK LLP


                                                                October 30, 1995

Board of Directors
Seaboard Savings Bank, Inc., SSB
Post Office Box 127
Plymouth, North Carolina  27962

Board of Directors
United Carolina Bancshares Corporation
127 West Webster Street
Whiteville, North Carolina  28472

Gentlemen:

You have requested our opinion as to the federal and North Carolina income tax consequences resulting from a plan pursuant to which Seaboard Savings Bank, Inc. SSB ("Seaboard") will be merged with and into United Carolina Bank ("UCB"), a wholly-owned subsidiary of United Carolina Bancshares Corporation ("Bancshares"), whereupon the separate existence of Seaboard will cease (the "Merger"). Pursuant to the Merger, the shareholders of Seaboard will receive newly issued shares of Bancshares common stock ("Bancshares Stock") in exchange for their Seaboard common stock ("Seaboard Stock").

You have submitted for our consideration certain representations as to the proposed transaction, a copy of the Agreement and Plan of Reorganization and Merger dated as of September 19, 1995 (the "Agreement") and a copy of the Form S-4 Registration Statement to be filed with the Securities and Exchange Commission on or about October 30, 1995. We have not reviewed the legal documents necessary to effectuate the steps to be undertaken and we assume that all steps will be effectuated under state and federal law and will be consistent with the legal documentation and with the list of steps submitted to us.


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Board of Directors
October 30, 1995
Page 2



Facts

Bancshares is a North Carolina business corporation which is registered with the Federal Reserve as a bank holding company and is headquartered in Whiteville, North Carolina. Bancshares' authorized capital stock consists of two classes, represented by 40,000,000 shares of common stock, $4.00 par value, of which 14,768,740 shares were issued and outstanding at September 30, 1995 and 2,000,000 shares of preferred stock, $10.00 par value, of which there were no shares issued and outstanding at September 30, 1995. Common shareholders are entitled to one vote for each share of stock held. UCB, a North Carolina corporation, is a wholly-owned commercial bank subsidiary of Bancshares.

Seaboard is a North Carolina capital stock savings bank. Its authorized capital stock consists of two classes, represented by 5,000,000 shares of common stock, no par value, of which 305,467 shares were issued and outstanding at September 30, 1995 and 1,000,000 shares of preferred stock, no par value, of which there were no shares issued and outstanding at September 30, 1995.

For valid business purposes, pursuant to the Agreement, Seaboard will be merged with and into UCB, with UCB as the surviving entity. Upon consummation of the Merger, each share of Seaboard Stock (excluding any shares held by dissenting shareholders) will be converted into 0.9104 shares, subject to adjustment as described below, of Bancshares Stock (the "Exchange Rate"). If the average closing price of Bancshares Stock on the Nasdaq National Market for the 30 consecutive trading days immediately preceding the date of the final order of the Federal Deposit Insurance Corporation ("FDIC") approving the Merger (the "30-Day Average"), is greater than $38.50 per share, then the Exchange Rate will be adjusted to equal the ratio (rounded to four decimal places) produced by dividing $35.05 by the 30-Day Average, and if the 30-Day Average is less than $25.00 per share, then the Exchange Rate will be adjusted to equal the ratio (rounded to four decimal places) produced by dividing $22.76 by the 30-Day Average. If there is a change in the number of outstanding shares of Bancshares Stock or Seaboard Stock prior to the Effective Time, as defined in the Agreement, as a result of a stock dividend, stock split, reclassification or other subdivision or combination of outstanding shares, then an appropriate and proportionate adjustment will be made in the Exchange Rate as necessary to eliminate any dilutive or antidilutive effect of such change in outstanding shares. Management of Bancshares and Seaboard currently are not aware of any change (completed or proposed) in the outstanding shares of Bancshares Stock or Seaboard Stock such as would result in an adjustment in the Exchange Rate.

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Board of Directors
October 30, 1995
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At the Effective Time, all rights with respect to then outstanding  options held by certain employees and directors of Seaboard to purchase shares of Seaboard Stock ("Seaboard Options"), whether or not then exercisable, will be converted into (at the Exchange Rate) and will become rights with respect to Bancshares
Stock  (the  "Option   Conversion"),   and  Bancshares  will  assume  Seaboard's
obligations with respect to each such Seaboard Option in accordance with the terms of the applicable stock option plan and agreement under which such Seaboard Option was granted.

Under North Carolina law, shareholders of Seaboard will have dissenters' rights in connection with the Merger. Shareholders who properly exercise their dissenters' rights will be entitled to receive the fair value of their shares from Seaboard in accordance with Sections 55-13-01 through 55-13-31 of the North Carolina General Statutes. A record holder of Seaboard's Stock may assert dissenters' rights as to fewer than all shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies Seaboard in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights.

No fractional shares of Bancshares Stock will be issued in connection with the Merger. In the event that the Merger results in the creation of fractional shares, in lieu of the issuance of fractional shares of Bancshares Stock, Bancshares will deliver cash to its transfer agent in an amount equal to the aggregate market value of all such fractional shares. The transfer agent will subsequently divide such cash among and remit it, without interest, to the former shareholders of Seaboard in accordance with their respective interests.

The Merger is subject to the receipt of regulatory approval from appropriate parties, including the North Carolina Commissioner of Banks, the North Carolina State Banking Commission, the Administrator of the North Carolina Savings Institutions Division and the FDIC.

In addition to the foregoing statement of facts, the following representations have been made:

         (a) The fair market value of Bancshares Stock received by the shareholders of Seaboard will be approximately equal to the fair market value of Seaboard Stock surrendered in the exchange.

         (b) There is no plan or intention by the shareholders of Seaboard to sell, exchange or otherwise dispose of any of the Bancshares Stock received in the Merger.

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Board of Directors
October 30, 1995
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         (c) UCB will  acquire at least 90% of the fair market  value of the net assets and at least 70% of the fair market value of the gross assets held by Seaboard immediately prior to the Merger. For purposes of this representation, amounts paid by Seaboard to dissenters, amounts used by Seaboard to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Seaboard immediately preceding the Merger will be included as assets of Seaboard held immediately prior to the Merger.

         (d) Prior to the Merger, Bancshares will be in control of UCB within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

         (e) Following the Merger, UCB will not issue additional shares of its stock that would result in Bancshares losing control of UCB within the meaning of Section 368(c).

         (f) Bancshares has no plan or intention to reacquire any of its stock issued in the Merger.

         (g) Bancshares has no plan or intention to liquidate UCB; to merge UCB with and into another corporation; to sell or otherwise dispose of the stock of UCB; or to cause UCB to sell or otherwise dispose of any of the assets of Seaboard acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in
         Section 368(a)(2)(C).

         (h) The liabilities of Seaboard assumed by UCB and the liabilities to which the transferred assets of Seaboard are subject were incurred by Seaboard in the ordinary course of its business.

         (i) Following the Merger, UCB will continue the historical business of Seaboard or use a significant portion of the historic business assets of Seaboard in a business.

         (j) Bancshares, UCB, Seaboard and the shareholders of Seaboard will pay their respective expenses, if any, incurred in connection with the Merger.

         (k) There is no intercorporate indebtedness existing between Bancshares or UCB and Seaboard that was issued, acquired, or will be settled at a discount.

         (l) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).


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Board of Directors
October 30, 1995
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         (m) The fair market value of the assets of Seaboard  transferred to UCB will equal or exceed the sum of the liabilities assumed by UCB, plus the amount of liabilities, if any, to which the transferred assets are subject.

         (n) Seaboard is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         (o) The payment of cash in lieu of fractional shares of Bancshares Stock is not separately bargained for consideration, rather it is merely to save the expense and inconvenience of issuing and transferring fractional share interests. The total cash consideration in lieu of fractional shares will be less than one percent of the total consideration paid in the transaction and no Seaboard shareholder who elects to exchange his or her Seaboard Stock for Bancshares Stock will receive cash for more than one share of Bancshares Stock.

         (p) None of the compensation received by any shareholder-employees of Seaboard will be separate consideration for, or allocable to, any of their shares of Seaboard Stock; none of the shares of Bancshares Stock received by any shareholder-employee of Seaboard will be separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to any shareholder-employees of Seaboard will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         (q)  No stock of UCB will be issued in the Merger.

Opinion

FEDERAL INCOME TAX CONSEQUENCES

Based solely on the above facts and representations, it is our opinion that:

1) Provided that the merger of Seaboard with and into UCB, as contemplated by the Agreement, qualifies as a statutory merger under North Carolina law, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.

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Board of Directors
October 30, 1995
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2) Each of Seaboard,  UCB and Bancshares  will be a party to the  reorganization within the meaning of Section 368(b).

3) No gain or loss will be recognized by Seaboard upon the transfer of its assets, subject to its liabilities, to UCB in the Merger. Sections 357(a) and 361(a).

4) No gain or loss will be recognized by UCB or Bancshares upon the receipt of the assets of Seaboard, subject to Seaboard's liabilities in the Merger. Rev. Rul. 57-278, 1957-1 C.B. 124.

5) The basis of the assets of Seaboard in the hands of UCB will be the same as the basis of such assets in the hands of Seaboard immediately prior to the Merger. Section 362(b).

6) The holding period of the assets of Seaboard in the hands of UCB will include the period during which such assets were held by Seaboard immediately prior to the Merger. Section 1223(2).

7) No gain or loss will be recognized by the shareholders of Seaboard upon receipt of Bancshares Stock (including any fractional share interests to which they may be entitled) solely in exchange for their holdings of Seaboard Stock. Section 354(a)(1).

8) The basis of the Bancshares Stock to be received by the shareholders of Seaboard (and any fractional share interests to which they may be entitled) will be the same as the basis in Seaboard Stock surrendered in the exchange. Section 358(a)(1).

9) The holding period of the Bancshares Stock received by the shareholders of Seaboard (and any fractional share interests to which they may be entitled) will include the holding period of Seaboard Stock prior to the exchange, provided that Seaboard Stock is held as a capital asset in the hands of the shareholders of Seaboard on the date of the exchange. Section 1223(1).

10) The tax attributes enumerated in Section 381(c), including any earnings and profits or a deficit of earnings and profits, will be taken into account by UCB following the Merger.


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Board of Directors
October 30, 1995
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11) The payment of cash in lieu of  fractional  share  interests  of  Bancshares
Stock will be treated as if the fractional shares of Bancshares Stock were distributed as part of the exchange to Seaboard shareholders and then redeemed by Bancshares. The cash payments will be treated as having been received as distributions in full payment for the stock redeemed as provided in Section 302(a) of the Code. Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41,
1977-2 C.B. 574.

12) Where a Seaboard shareholder receives cash by exercising statutory dissenter's rights, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her Seaboard Stock subject to the provisions and limitations of Section 302 of the Code.

NORTH CAROLINA INCOME TAX CONSEQUENCES

It is our opinion that the State of North Carolina will, for North Carolina income tax purposes, treat the Merger in an identical manner as it is treated by the Internal Revenue Service for federal income tax purposes. N.C.G.S. 105-130.2, 105-130.3, 105-130.5, 105-134.1, 105-134.2, 105-134.5, 105-134.6,
105-134.7 and 105-228.23.

THE OPTION CONVERSION

Nothing in the foregoing opinion is to be construed either explicitly or implicitly as opining on the federal or North Carolina income tax consequences to the Seaboard option holders of the Option Conversion.

                       ***********************************

The opinions expressed above are rendered only with respect to the specific matters discussed herein, and we express no opinion with respect to any other federal or state income tax or legal aspect of the offering. If any of the above-stated facts, circumstances, or assumptions are not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we

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Board of Directors
October 30, 1995
Page 8


are relying upon the relevant  provisions  of the Internal  Revenue
Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. We assume no duty to inform you of any changes in our opinion due to any change in law or fact that may subsequently occur or come to our attention.


                                                  Sincerely,

                                                  KPMG Peat Marwick LLP


                                                 (Signature of Sheldon M. Fox)
                                                 Sheldon M. Fox, Partner